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                                                                EXHIBIT (a)(10)


NORTEK NEWS
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CONTACT:       Richard L. Bready, Chairman and CEO or
               Richard J. Harris, Vice President and Treasurer
               (401) 751-1600
               Richard E. Nicolazzo
               Nicolazzo & Associates, Investor Relations Counsel
               (617) 951-0000

RELEASE: IMMEDIATE

                           NORTEK OFFERS $275,000,000
                                 OF SENIOR NOTES

PROVIDENCE, RI, August 11,1997--Nortek, Inc. today announced a $275,000,000 Rule 144A Senior Notes offering. Gross proceeds from the Senior Notes offering, scheduled for completion in August 1997, together with approximately $142,700,000 of Company cash and approximately $121,700,000 of indebtedness and other obligations assumed or refinanced, are expected to be used to complete the recently commenced cash tender offer to purchase all outstanding shares of Common Stock of Ply Gem Industries, Inc. at a price of $19.50 per share as well as fees and expenses of the transaction.

The Senior Notes have not been registered under the Securities Act of 1933, as amended, or under the securities law of any state and may not be offered or sold in the United States or in any such state absent an applicable exemption from registration under the Securities Act and any such law.

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NORTEK, INC. (NYSE:NTK) manufactures and markets residential, commercial and industrial building products.

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This release contains forward-looking statements relating to future financial results. Actual results may differ as a result of factors over which the Company has no control, including the strength of domestic and foreign economies, slower than anticipated sales growth, price and product competition and increases in raw material costs. Additional information which could affect the Company's financial results is included in the Company's annual report and on Forms 10-K and 10-Q, on file with the Securities and Exchange Commission.